UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2008

SYMYX TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27765	77-0397908
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1263 East Arques Avenue Sunnyvale, California		94085
(Address of principal executive offices)		(Zip Code)

(408) 764-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On December 3, 2008, the senior management of Symyx Technologies, Inc. implemented a reorganization plan.  The reorganization plan includes:

■	Combining Symyx Tools and Symyx Research to create Symyx High Productivity Research (HPR);

■	Establishing a dedicated sales forces within Symyx Software and Symyx HPR in 2009 to improve market focus and sales execution; and

■	Implementing a worldwide workforce reduction of approximately 15%, primarily concentrated within Symyx’s Tools and Research operations and in the company’s general and administrative areas.

These actions were taken to reduce operating expenses, given the current economic climate, and increase the company’s operating efficiency.

Symyx expects to substantially complete these actions by December 31, 2008.  Symyx is currently assessing associated restructuring and other charges, the substantial majority of which the company expects to take in the fourth quarter of this year.  The total cash impact is presently expected to be $3-4 million.

The statements set forth above regarding the timing of completion of the actions and the expected total cash impact of the actions are forward-looking statements under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are based upon Symyx’s current expectations and involve risks and uncertainties.  Symyx’s actual results could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks inherent in significant restructuring efforts, which may affect the timing of the completion of the actions and ultimate actual amounts of the cash impact. Symyx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to these forward-looking statements, except as the law may require.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMYX TECHNOLOGIES, INC.

Date: December 3, 2008	By:	/s/ Rex S. Jackson
Rex S. Jackson
Executive Vice President and
Chief Financial Officer